Exhibit 99.1

[LOGO]     Constellation
NEWS RELEASE

CONTACTS
Media Relations	Investor Relations
Mike Martin – 585-218-3669 Angie Blackwell – 585-218-3842	Patty Yahn-Urlaub – 585-218-3838 Bob Czudak – 585-218-3668

Constellation Brands, Inc. Extends Exchange
Offer for 7.25% Senior Notes

FAIRPORT, N.Y., Jan. 8, 2008 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol (the “Company”), today announced that it has extended its offer to exchange $700,000,000 aggregate principal amount of its 7.25% Senior Notes due 2017 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for all $700,000,000 of its currently outstanding 7.25% Senior Notes due 2017, which have not been registered under the Securities Act (the “Original Notes”).  The exchange offer, which had been scheduled to expire on Jan. 7, 2008 at 5:00 p.m., New York City time, will now expire on Jan. 10, 2008, at 5:00 p.m., New York City time, unless further extended by the Company.
The extension of the exchange offer has been made to allow holders of outstanding Original Notes who have not yet tendered their Original Notes for exchange additional time to do so.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  As of 5:00 p.m. New York City time, Jan. 7, 2008, $697,499,000 in aggregate principal amount of the Original Notes had been validly tendered and not withdrawn in the exchange offer, representing approximately 99.6% of the outstanding principal amount of the Original Notes.  Persons with questions regarding the exchange offer should contact the exchange agent, The Bank of New York Trust Company, N.A., at 212-815-2742.
The Company will not receive any proceeds from the exchange offer, nor will the Company’s debt level change as a result of this exchange offer.  The terms of the
- more -

Exchange Notes and the Original Notes are substantially identical in all material respects, except that the Exchange Notes have been registered under the Securities Act.  This news release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, the Original Notes.  A copy of the prospectus for the exchange offer, dated Dec. 6, 2007, and related letter of transmittal, which have been filed with the United States Securities and Exchange Commission, may be obtained by calling the exchange agent, The Bank of New York Trust Company, N.A., at 212-815-2742.

About Constellation Brands

            Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities.

#     #     #